Exhibit 4.63

AMENDMENT NO.  3 AND ALLONGE TO TERM PROMISSORY NOTE

This Amendment No. 3 and Allonge to Term Promissory Note (the “Agreement”) is by and between RBS Citizens, National Association, a national bank having a lending office at 28 State Street, Boston, MA 02109 (the “Lender”) and National Investment Managers Inc., a Florida corporation having an address of 485 Metro Place South, Suite 275, Dublin, OH 43017 (the “Borrower”).  This Agreement shall be considered an allonge to the Term Note (as defined below) and is hereby firmly affixed to and made part of the Term Note.

RECITALS

A.
Reference is hereby made to a certain Revolving Line of Credit and Term Loan Agreement dated as of November 30, 2007 by and between Borrower and Lender, as amended by (i) a certain Amendment No. 1 to Term Loan Agreement, dated March 31, 2008, (ii) a certain Amendment No. 2 to Term Loan Agreement, dated June 30, 2008, (iii) a certain Amendment No. 3 to Term Loan Agreement, dated June 30, 2008, (iv) a certain Amendment No. 4 to Term Loan Agreement dated as of July 16, 2008, and (v) a certain Amendment No. 5 to Term Loan Agreement dated as of October 1, 2008 and (vi) a certain Amendment No. 6 to Term Loan Agreement dated as of November 26, 2008 (as amended, the “Loan Agreement”).  The loan obligations of Borrower to Lender are further evidenced by (i) a certain Term Promissory Note dated as of November 30, 2007 from the Borrower to the Lender in the original available principal amount of $13,000,000.00 as amended by a certain Amendment No. 1 and Allonge to Term Promissory Note, dated as of June 30, 2008, increasing the maximum principal amount to $15,000,000.00 and as amended by a certain Amendment No. 2 and Allonge to Term Promissory Note dated as of October 1, 2008 (as amended, the “Note”).  All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

B.	Borrower has requested that Lender amend certain terms under the Note.

C.	Lender has agreed to amend certain terms under the Note, provided that Borrower agrees with the terms set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and the Borrower hereby agree to modify and amend the Note as follows:

1.	Section 3 of the Note is hereby amended to delete such Section 3 in its entirety and to substitute the following new Section 3 in its place:

Amendment No. 3 and Allonge to Term Promissory Note	Page 1 of 4

Exhibit 4.63

“3.
INTEREST.  Each Term Loan Advance shall accrue interest at a variable per annum rate of interest equal to the Adjusted LIBOR Rate, plus the LIBOR Rate Margin (as such terms are defined in Rider A attached hereto and made a part hereof entitled “RBS Citizens Standard LIBOR Provisions”).  Changes in the interest rate applicable to any Term Loan Advance occurring as a result of changes in the Adjusted LIBOR Rate shall take place immediately without notice to Borrower or demand of any kind.  At any time prior to the Term Loan Maturity Date and provided that no Event of Default has occurred under the Loan Documents, the Borrower shall have the option, upon written notice to Lender in each instance and upon Lender’s approval, to enter into one or more Hedging Contracts (as defined in Rider A) with respect to all or a portion of the then outstanding principal balance under this Note, which Hedging Contracts shall commence on the date of such Hedging Contract and shall continue for a period not to exceed the Term Loan Maturity Date.  Any principal amount subject to a Hedging Contract shall accrue interest at the Adjusted LIBOR Rate plus the LIBOR Rate Margin.  Interest shall at all times be calculated on a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed.”

2.	The definition of “LIBOR Rate Margin” set forth in Section 1 of Rider A attached to the Note is hereby deleted in its entirety and the following substituted in its place:

““LIBOR Rate Margin” shall mean four and one-half of one percent (4.5%).”

3.	The definition of Note in Section 1 of Rider A to the Note is hereby deleted in its entirety and the following substituted in its place:

““Note” means that certain Term Promissory Note dated as of November 30, 2007, in the original principal amount of $13,000,000.00 made payable by the Borrower to the order, and for the benefit, of the Lender, to which this Rider A is attached, as amended by (i) a certain Amendment No. 1 and Allonge to Term Promissory Note dated as of June 30, 2008 increasing the principal amount of the loan to $15,000,000.00,  (ii) a certain Amendment No. 2 and Allonge to Term Promissory Note dated as of October 1, 2008 and (iii) a certain Amendment No. 3 and Allonge to Term Promissory Note dated as of March __, 2009.”

4.
Borrower hereby acknowledges that the obligations of Borrower under the Note, as amended hereby, shall be affected and governed by the Loan Agreement as amended by a certain Amendment No. 7 to Revolving Line of Credit and Term Loan Agreement of even date herewith by and between Borrower and Lender.

No other changes are hereby made to the Note and Borrower reaffirms its obligations under the Note in their entirety.  This Agreement is not intended to extinguish or affect any of the debt evidenced by the Note.  This Agreement is made in The Commonwealth of Massachusetts and shall be construed in accordance with its laws.  If any provision hereof is in conflict with any statute or rule of law of The Commonwealth of Massachusetts or any other statute or rule of law of any other applicable jurisdiction or is otherwise unenforceable, such provisions shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

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Exhibit 4.63

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other parties shall be a beneficiary hereunder.  Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.  Signatures delivered by facsimile transmission shall have the same force and effect as original signatures delivered in person.

[Signatures on following page]

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Exhibit 4.63

EXECUTED under seal as of the 30th day of March, 2009.

LENDER:

RBS CITIZENS, NATIONAL ASSOCIATION

/s/ Shanconry	By:	/s/ David Bugbee
Witness	Name: David Bugbee
Title: Senior Vice President

BORROWER:

NATIONAL INVESTMENT MANAGERS INC.

/s/ Gail Ross	By:	/s/ Steven J. Ross
Witness	Name: Steven J. Ross
Title: Chief Executive Officer

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